Exhibit 99.1


Press Release                                           Source:  Thor Industries

THOR REPORTS QUARTER E.P.S. DOUBLE LAST YEAR; SIX
MONTH E.P.S. UP 127%. RESULTS EASILY EXCEED
ANALYSTS' ESTIMATES.
Thursday February 27, 11:26 am ET

Thor Industries, Inc. (NYSE:THO) announced today record results for the second quarter and six months ended January 31, 2003.

Net income for the quarter was a record $15,369,000, up 100% from $7,678,000 last year. E.P.S. for the quarter were 54(cent), double last year's 27(cent). Sales for the quarter were $329.9 million, up 23% from $267.9 million last year.

Net income for the six months was $36,218,000, up 152% from $14,371,000 last year. E.P.S. for the six months were $1.27, up 127% from 56(cent) last year. Sales for the six months were $736.2 million, up 55% from $476.5 million last year. RV results include Keystone RV since acquisition on November 9, 2001.

RV income before tax in the quarter was $22.4 million, up 108% from $10.8 million last year. RV sales in the quarter were $276.0 million, up 37% from $201.4 million last year and were $628.2 million in the six months, up 91% from $328.3 million last year. Bus income before tax in the quarter was $3,329,000 compared to $3,276,000 last year and was $5,939,000 in the six months, down 33% from $8,810,000 last year. Bus sales were $53.9 million in the quarter, down 19% from $66.5 million last year and were $108.0 million in the six months, down 27% from $148.1 million last year. Corporate costs were $1,966,000 in the quarter versus $1,989,000 last year and were $4,700,000 in the six months versus $2,627,000 last year. Corporate costs in the six months of this year include a $1,580,000 charge for impairment of an equity security.

"We are very pleased with these results which are well in excess of analysts' consensus estimates. Cash and equivalents were $75.7 million, more than double last year and we continue to have no debt," said Wade F. B. Thompson, Thor Chairman.

Thor's regular quarterly dividend of 1(cent) per share will be paid on April 2, 2003 to stockholders of record on March 14, 2003.

This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.

                             THOR INDUSTRIES, INC.
   STATEMENT OF INCOME FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2003 AND 2002
                       $000 except per share - unaudited


                                       3 MONTHS ENDED JANUARY 31
                                  2003         %             2002              %
Net sales                     $329,898                   $267,906

Gross profit                   $45,152     13.7%          $29,146          10.9%

Selling, general and           $21,954      6.7%          $17,105           6.4%
 administrative

Amortization of                   $178       .1%             $179            .1%
 intangibles

Impairment of equity                $-         -               $-              -
 security

Interest income (net)             $317       .1%             $141            .1%

Other income                      $396       .1%              $62              -

Income before taxes            $23,733      7.2%          $12,065           4.5%

Taxes                           $8,364      2.5%           $4,387           1.6%

Net income                     $15,369      4.7%           $7,678           2.9%

E.P.S.                           $0.54                      $0.27

Average common shares       28,556,802                 27,937,616
outstanding

                                      6 MONTHS ENDED JANUARY 31
                                  2003         %             2002              %
Net sales                     $736,160                   $476,450

Gross profit                  $103,746     14.1%          $51,259          10.8%

Selling, general and           $45,078      6.1%          $29,861           6.3%
 administrative

Amortization of                   $357         -             $213              -
 intangibles

Impairment of equity            $1,580       .2%               $-              -
 security

Interest income (net)             $796       .1%             $922            .2%

Other income                      $667       .1%             $343             .1%

Income before taxes            $58,194      7.9%          $22,450           4.7%

Taxes                          $21,976      3.0%           $8,079            1.7%

Net income                     $36,218      4.9%          $14,371           3.0%

E.P.S.                           $1.27                      $0.56

Average common shares       28,521,394                 25,884,266
 outstanding

             SUMMARY BALANCE SHEETS - JANUARY 31 ($000) (unaudited)

                       2003        2002                        2003       2002
Cash and
 equivalents         $75,705      $31,091    Current
Accounts                                     liabilities     $137,945   $124,394
 receivable          100,536       89,098    Other
Inventories          113,586       88,113    liabilities        6,234      6,920
Other assets           9,904       11,525    Stockholders'    371,936    295,176
Total current                                equity
 assets              299,731      219,827
Fixed assets          63,257       51,641
Investments -
 joint ventures        2,125        2,201
Investments
 available
 for sale              2,653        4,124
Goodwill             130,555      130,539
Other assets          17,794       18,158
Total               $516,115     $426,490                    $516,115   $426,490
